Exhibit 10.2

GENERAL RELEASE AND SEPARATION AGREEMENT

(“AGREEMENT”)

PLEASE READ THIS ENTIRE AGREEMENT CAREFULLY.

NOTE THAT IT CONTAINS YOUR RELEASE AND WAIVER OF LEGAL RIGHTS AND CLAIMS. YOU ARE ADVISED

TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE CONCERNING ITS TERMS AND LEGAL SIGNIFICANCE BEFORE SIGNING. IF YOU AGREE TO ITS TERMS, SIGN BELOW.

I, Sherry Harris, understand and agree to the terms of this Agreement between me and American Eagle Outfitters, Inc and/or any of its or their subsidiaries or affiliates (collectively, “the Company”).

1. Separation From Employment By signing below, I agree that my employment with the Company will end pursuant to the terms of this Agreement on April 12, 2013 (“Separation Date”) and I will cease to be employed by the Company as of that date.

2. Resignation of All Positions Pursuant to this Agreement, I hereby resign all positions I hold within the Company and/or any other entity as a result of my employment with the Company, including without limitation as an officer or director of any entity. This resignation will be effective on my Separation Date or such other date as requested by the Company.

3. Separation Payments and Benefits I understand that by signing, returning and not revoking this Agreement within the time periods described below, I will receive the following pay and/or benefits from the Company, subject to the “Post-Employment Limitations and Obligations” section of this Agreement, including all subparagraphs:

a.	Separation Payments I will receive a lump sum separation payment in the amount of Five Hundred Forty One Thousand Six Hundred Sixty Seven Dollars ($541,667.00) (an amount equal to one year of my regular base pay and 30 days notice), less applicable deductions and withholdings. This payment will be made on within 30 days of the date that I have signed, returned and not revoked this Agreement. I understand that this Lump Sum Payment will not be counted as earnings for purposes of my incentive bonus or 401(k) benefit plans, regular or supplemental.

b.	Health Insurance Continuation If I make a timely election to continue medical, dental and/or vision insurance coverage under the Company’s group medical, dental and/or vision plans pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company will reimburse me for up to twelve (12) months of my COBRA premiums, ending April 30, 2014. However, if I secure employment before April 30, 2014 and medical, dental and/or vision coverage is available as a result of that employment, the Company’s obligation to reimburse COBRA shall immediately cease. I will notify the Company in writing immediately if I accept employment prior to April 30, 2014, and I will repay to the Company any COBRA reimbursement for any period of employment during which medical, dental and/or vision coverage is available. After April 30, 2014, I may continue COBRA coverage, subject to applicable law, at my sole expense.

c.	Equity I acknowledge and agree that the equity awards granted to me under the terms of the Company’s benefit plans will be administered as follows, all in accordance with the terms of their respective plans:

•

Restricted Stock (Time-based) My unvested, time-based awards under the Company’s Long-term Restricted Stock Unit Incentive Plan shall be forfeited on the Separation Date or on my last date of employment if I separate prior to the Separation Date.

•

Restricted Stock (Performance-based) I may be eligible for a pro-rata portion of my performance-based awards under the Long-term Restricted Stock Unit Incentive Plan if the Company achieves the applicable performance goals established by the plan. The pro-rata amount I may be eligible for will be based on my days of service in the performance period as of the Separation Date or on my last date of employment if I separate prior to the Separation Date. Payment will be made no sooner than the date on which other participants are paid their awards, if any payments are made, in accordance with the terms of the plan. Under the terms of the plan, I am not required to be employed by the Company at the time my prorated share of such awards is paid as a condition precedent to receiving them. The payment will be made less any applicable withholdings or deductions. The balance of my performance-based awards shall be forfeited on the Separation Date or on my last date of employment if I separate prior to the Separation Date. To the extent that the Company does not achieve the applicable performance goals established under the plan, the portion of my award for which performance goals are not achieved will be forfeited in accordance with the terms of the plan.

d.	Other Benefit Plans I understand that for benefit plans governed by the Employee Retirement Income Security Act of 1974 (ERISA), my eligibility for benefits will be determined in accordance with the terms of the applicable plan or other governing documents. Nothing in this Agreement shall impair, diminish or interfere with any rights, privileges or benefits I have with respect to ERISA plans, equity award agreements or similar governing documents. Except as described above, I hereby withdraw my participation in any and all bonus or incentive plan(s) or program(s) and understand that I am not now nor will in the future be entitled to any payments under those plans, including the incentive cash bonus plan for fiscal 2013 and future equity grants of restricted stock units, stock or stock options.

e.	No Other Payments I acknowledge that this Agreement does not include any form of compensation or benefits other than specifically described herein. I acknowledge that I am not eligible for any post-separation pay or benefits other than provided in this Agreement, including but not limited to payments under any of the Company’s severance plans or programs and bonus or incentive pay programs.

f.	Forgiveness of Sign-on Bonus and Relocation Payments I understand and agree that I am not required to reimburse the Company for any amount of my sign-on bonus or relocation payments previously paid to me.

g.	Reimbursement for Temporary Housing I understand and agree that the Company will continue to reimburse me for the monthly rental obligation for my Condominium Apartment Lease dated January 13,2013 in New York City through the earlier of the end of the original term on January 31, 2014 or any earlier termination of the Lease by me, less the amount of the last month rent and any security deposit previously paid by the Company. I understand and agree that the Company will assist and pay for the removal of my personal possessions from the temporary housing unit in Pittsburgh, PA and for the shipment of those items to me in New York.

4. General Release of Claims/Covenant Not to Sue

a.	I fully waive, release and forever discharge the Company and all of its officers, directors, employees, assigns, agents, plans and plan trustees, independent contractors, shareholders, attorneys and representatives, jointly and individually, (the “Released Parties”) from any manner of suits, actions, or causes of action, including any claim for attorneys’ fees or costs, existing at the time I sign this Agreement, whether currently known or unknown to me, under any possible legal, equitable, contract, tort or statutory theory. To the greatest extent permitted by applicable law, this General Release includes, but is not limited to, claims arising out of or in any way related to my employment and/or separation from employment, such as, by way of example only, claims under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Section 1981 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act (FMLA), the federal Equal Pay Act, and any other federal, state or local statute, ordinance, executive order, regulation, including without limitation any amendments thereto, or any other legal theory. This paragraph will not limit or prohibit in any way my ability to bring an action to enforce the terms of this Agreement.

b.	I acknowledge and agree that included in my General Release of claims are any and all claims that have been, or may be asserted by me or by any other person or entity on my behalf in any class or collective action relating to my employment and/or the termination of my employment with the Company. Accordingly, (i) I waive any right to become, and promise not to consent to become, a member of any class in a case in which claims are asserted against the Released Parties that are related in any way to my employment with or termination from the Company, and that involve events which have occurred as of the date I sign this Agreement; and (ii) I waive any and all rights I might otherwise have to receive notice of any class or collective action. In the event that I am included or identified as a member, or potential member of a class in any proceeding, I agree to opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me in connection with such proceeding.

c.

I agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, or legal proceeding (with the exception of EEOC and similar state agency charges of discrimination as described below) seeking equitable or monetary relief in connection with any aspect of my employment relationship with the Company, I will take all necessary actions to withdraw from such action and/or have it dismissed with prejudice as it relates to me personally, and agree not to voluntarily participate or cooperate in such matter(s) unless required by law. If I am unable to preclude a charge or claim on my behalf, I agree that I will not seek or accept any personal relief, including but not limited to an award of monetary damages or reinstatement to employment, in connection with such a charge or claims.

d.	Notwithstanding any local or other law to the contrary, I expressly agree that the General Release will extend and apply to all claims, injuries and damages I may have against the Company or any Released Parties at the time I sign the Agreement, regardless of whether I am aware of or suspect such claims at the time I sign.

e.	I agree that the above paragraphs shall release the Company from liability to the fullest extent permitted by law and only to the extent permitted by law. I acknowledge that the General Release does not prohibit the following rights or claims: 1) claims that first arise after the date I sign the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; 2) my right to file a charge or complaint with the EEOC or similar federal or state agency, or my ability to participate in any investigation or proceeding conducted by such agency; 3) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any claim covered by this General Release cannot be waived as a matter of law, I expressly agree that the General Release will nevertheless remain valid and fully enforceable as to the remaining released claims.

5. Special Provisions Relating to Release of Age Discrimination Claims (I understand this paragraph only applies if I am age 40 or over.) I understand that as part of the General Release/Covenant Not to Sue, I voluntarily and knowingly waive rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed on or prior to the date I sign the Agreement. If at any time I am obligated to return the consideration I received under this Agreement, I agree that I will retain Five Hundred Dollars ($500.00), representing the consideration I received in exchange for waiver of my rights and claims under ADEA.

6. Absence of Certain Claims

a.	I acknowledge that as of the date I sign this Agreement, I have not filed or otherwise pursued any charges, complaints or claims of any nature against the Company or any Released Party with any local, state or federal government agency or court on or prior to the date of signing this Agreement, which have not been dismissed, closed, withdrawn or otherwise terminated, unless otherwise permitted by law. I further acknowledge that the Company has fully satisfied all its obligations to me as a matter of law and pursuant to Company policy and I have no additional claims against the Company.

b.	I acknowledge and agree that, except for benefits under any Company plans that have vested or will vest according to the terms of those plans, the Company shall have no obligation to provide me with any payments, benefits or consideration other than as described herein.

c.	I acknowledge that as an employee of the Company it has been my obligation to advise the Company completely and candidly of all facts of which I am aware that constitute or might constitute violations of the Company’s ethical standards or legal or regulatory obligations. I represent and warrant that I am not aware of any such facts or that I have previously advised the Company about any such facts. I further agree that I will advise the Company in the future of all such facts that come to my attention.

7. Post-Employment Limitations and Obligations

a.	Restrictive Covenants I acknowledge and reaffirm that the Company and I are parties to an “RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement” signed by me on November 5, 2012 (the “Confidentiality Agreement”). Except with respect to Section 5 of the Confidentiality Agreement, I acknowledge and agree that all of my obligations under the Confidentiality Agreement remain in full force and effect and shall survive the termination of my employment with the Company and the execution of this Agreement. The Company hereby fully waives the non-competition restrictions of Section 5 of the Confidentiality Agreement, which shall have no force and effect following the Separation Date.

b.	Obligations Regarding Confidential, Proprietary, and Trade Secret Information I acknowledge and agree that during my employment with the Company I had access to confidential, proprietary and trade secret information about the Company, its employees, customers and vendors, which derives economic value from not being otherwise known to the general public (hereafter “Confidential Information and Trade Secrets”). Confidential Information and Trade Secrets provide a competitive advantage to the Company specifically because it would be valuable to a competitive entity if disclosed. Confidential Information and Trade Secrets includes, but is not limited to, the salaries, specific duties, and other non-public information relating to the Company’s employees, and the Company’s business plans, strategies, products, pricing, computer programs, systems, databases, methods of operation, financial models, investments and other business transactions, policies and procedures. I understand that the Company has obligations to protect the confidentiality of this information and that such obligations extend to me, both during and after my employment with the Company ends for any reason. I acknowledge and agree that the improper use or disclosure of the Company’s Confidential Information and Trade Secrets would cause immediate and irreparable damage to the Company’s business.

For this reason, I acknowledge and agree that (a) I shall not directly or indirectly, alone or in concert with or on behalf of others, use, publish or otherwise disclose any aspect of the Company’s Confidential Information and Trade Secrets to any person or entity outside the Company except pursuant to formal legal process or unless I first obtain the written approval of an authorized Company representative (if I am served with legal process involving the Company, I agree to notify immediately an appropriate representative of the Company’s Legal Department); (b) I shall deliver immediately at the Company’s request and to the custody of whatever person the Company shall designate all originals and copies of any documents or other material in my possession, custody, or control containing or embodying Confidential Information and Trade Secrets, and any derivatives, summaries and excerpts created therefrom, in any form whatsoever, including but not limited to hard copy documents and information housed in or on Company-owned electronic devices or equipment, or devices or equipment owned by me or to which I have access; and (c) I shall not otherwise utilize any of the Company’s Confidential Information and Trade Secrets to interfere with any relationship between the Company and any of the Company’s vendors, prospective vendors, or employees. To the extent that I am unaware or unsure of whether certain information constitutes Confidential Information and Trade Secrets, I agree to consult with an authorized senior management representative of the Company before utilizing the information.

c.	Prohibited Solicitation of Company Employees In exchange for the consideration provided hereunder, and based on my access to Confidential Information and Trade Secrets during my employment with the Company, I further agree that for a period of eighteen (18) months following the termination of my employment with the Company, I will not directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit or induce, or attempt to solicit, encourage, influence, recruit or induce any employee of the Company to cease working for the Company.

d.	“Solicit, encourage, influence, recruit or induce,” as used in this Agreement , means that I will not in any way, directly or indirectly, contact or communicate with any Company vendor or person then-employed by the Company, regardless of who initiates the contact or communication, for the express or implicit purpose of requesting the vendor or employee to cease doing business with or remaining employed by the Company, or to begin doing business with or taking employment with another entity.

e.	Prior Agreements Regarding Prohibited Competition or Solicitation I understand and agree that nothing in this section should be construed to diminish or affect the validity or enforceability of any prior agreement(s) I have entered into with the Company or any of its predecessors that have not otherwise expired, regarding prohibited competition or solicitation of vendors and/or associates, to the extent such agreements are more protective of the Company’s interests.

f.	Future Cooperation I agree that during and after the term of this Agreement, I will make myself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which I was involved or had knowledge while employed by the Company. Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony including written declarations or statements, and other similar activities. I understand that the Company will reimburse me for all reasonable, documented out-of-pocket expenses incurred as a result of my obligations under this paragraph, in accordance with the Company’s then applicable Expense Guidelines.

g.	Confidentiality of Agreement Terms I agree that the terms and conditions of this Agreement, including the consideration offered in connection with it, and any and all actions by the Company in accordance therewith, are strictly confidential and, with the exception of my counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside the Company, without prior written approval of an authorized officer of the Company. I further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

h.	Negative Comments I agree to refrain from directly or indirectly engaging in publicity, including written, oral and electronic communication of any kind, or any other activity which reflects negatively or adversely upon the Company, its business, its actions or its officers, directors or employees, whether or not I believe the content of the publicity to be true or whether or not it is, in fact, true. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

i.	Intellectual Property I hereby assign to the Company any and all inventions, copyrightable material, trade secrets or other work conceived, developed, created or otherwise performed by me during my employment and relating in any way to my work or the business of the Company. I agree to cooperate with the Company to further document its ownership of such property. Nothing in this paragraph should be construed to diminish or affect the validity or enforceability of any prior assignment of any such property.

j.	Return of Company Property/Expense Reconciliation I further represent and agree that by the last day I am actively at work, I will have returned to the Company all equipment, business records and/or other Company property that has been or is in my care, custody, possession or control. I further represent and agree by my Separation Date I will have reimbursed or reconciled to the Company’s satisfaction all charges made to the Company by me or expenses charged by me to the Company, and that if I fail to make such reimbursement that the Company may deduct any sums owed by me from the payment amount(s) specified in this Agreement.

k.	Breach/Remedy I understand and agree that the Company shall have the right to bring legal action to enforce this Agreement and to recover monetary or other damages resulting from a breach of the Agreement by me. This right includes but is not limited to the Company’s right to obtain injunctive relief to restrain any breach or threatened breach of the Agreement by me or otherwise to specifically enforce any provision of this Agreement. In addition, I acknowledge and understand that if I breach any provision of this Agreement, I will cease to be eligible for payments and benefits under this Agreement and the Company may, in its sole discretion, discontinue remaining payments and benefits, if any, and may seek the value of payments and benefits previously received as damages.

8. Miscellaneous Provisions

a.	No Admission of Liability I specifically understand and agree that by entering into this Agreement, the Company and the other Released Parties do not admit any liability whatsoever to me or to any other person arising out of any claims heretofore or hereafter asserted by me and the Company, for itself and on behalf of other Released Parties expressly denies any and all such liability.

b.	Severability Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, or should I fail to fulfill my obligations under it, the remainder of the Agreement shall, to the fullest extent permitted by applicable law and at the Company’s option, remain in full force and effect and/or I will be obligated to return, in full or in part, as determined by the Company, any and all consideration I received in exchange for signing the Agreement, except, if applicable, the Five Hundred Dollars ($500.00) I received in exchange for my release and waiver of rights or claims under the federal Age Discrimination in Employment Act.

c.	409A This Agreement is intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable. Notwithstanding any provision herein to the contrary, the Agreement shall be interpreted and administered consistent with this intent. If this Agreement provides for multiple payments, each separate payment provided pursuant to the terms of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. In addition, if I am a “specified employee” within the meaning of Section 409A, as determined by the Company under its Section 409A administrative policies, any payment made in connection with my termination of employment shall not be made earlier than six (6) months after the date of such termination to the extent required by Section 409A.

d.	PTO Any accrued and unused PTO (paid time off) as of the Separation Date will be distributed in your final paycheck. The Company agrees to waive your obligation to repay any negative outstanding PTO balance.

e.	Choice of Law To the extent not governed by federal law or otherwise prohibited by state law, I agree that the Agreement is governed by the laws of Pennsylvania, without regard to its principles on conflict of law. To the extent a federal court or agency does not have jurisdiction over any action involving the validity, interpretation or enforcement of the Agreement, or any of its terms, provisions or obligations, I agree that jurisdiction and venue shall exist exclusively in a court or government agency located within the State of Pennsylvania, unless specifically prohibited by applicable state law.

f.	Attorneys’ Fees and Costs As further mutual consideration of the promises set forth herein, the Company and I agree that we each are responsible for our own attorneys’ fees and costs, and each agrees that they will not seek from the other reimbursement for attorneys’ fees and/or costs incurred in relation to any matters addressed in this Agreement.

g.

Entire Agreement I understand that, unless specifically mentioned otherwise in this Agreement, all prior agreements and understandings covering the same or similar subject matter, written or oral, between me and the Company, except agreements regarding confidential information, non-solicitation, non-competition or similar agreements that are more protective of the Company’s interests than the terms of this Agreement and that have not expired or been waived by the Company in writing, are replaced and superseded by this Agreement, and are no longer of any force and effect.

9. Time for Signing I acknowledge that I first received this Agreement on or before April 12, 2013 and that to receive the separation pay and benefits described herein, I must sign, return and not revoke this Agreement as described below.

I have twenty one (21) calendar days from my receipt of the Agreement to consider it and consult with an attorney of my choice before signing and returning it. I agree that any changes to the Agreement that may be negotiated between me or my attorney and the Company, whether material or immaterial, will not restart the time I have to consider and sign the Agreement. I understand that I may sign and return the Agreement at any time before the expiration of the 21-day period. I further understand that I can revoke my acceptance of the Agreement, in writing, for a period of seven (7) calendar days after I sign the Agreement.

The signed Agreement and, if applicable, written revocation should be returned within the time periods described above to:

American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, PA 15203

Attention: Chief Executive Officer

10. Counterpart Originals This Agreement may be executed in any manner of copies, each of which shall be deemed to be a counterpart original.

I hereby AFFIRM AND ACKNOWLEDGE that I have read the foregoing Agreement, that I have had sufficient time and opportunity to review and discuss it with the attorney of my choice, that I have had any questions about the Agreement answered to my satisfaction, that I fully understand and appreciate the meaning of each of its terms, and that I am voluntarily signing the Agreement on the date indicated below, intending to be fully and legally bound by its terms.

ACKNOWLEDGED AND AGREED:

ASSOCIATE

DATED:	April 24, 2013		/s/ Sherry Harris
Sherry Harris

THE COMPANY

DATED:	April 24, 2013	By:	/s/ Robert Hanson
Robert Hanson, Chief Executive Officer